Colmena Corp.
                      A publicly held Delaware corporation
                             (Stock Symbol "CLME")

                              www.colmenacorp.com



Anthony Q. Joffe                              ADMINISTRATIVE & EXECUTIVE OFFICES
President & Chief Executive Officer             5185 Southeast 20th Street;
                                                        Ocala, Florida 34471
                                    Telephone (352) 694-6661; Fax (352) 694-1325
Anthony Q. Joffe                           e-mail,operations@yankeecompanies.com
Chairman of the Board
                                                    Crystal Corporate Center
Vanessa H. Lindsey                       2500 North Military Trail, Suite 225-D;
                                                   Boca Raton, Florida 33431
Vice President, Secretary,         Telephone (561) 998-3435; Fax (561) 998-4635
Chief Administrative Officer                  e-mail legal@yankeecompanies.com
                                                    Respond to Ocala address
Anthony Q. Joffe; Lawrence R. Van Etten;
Vanessa H. Lindsey; Charles J. Champion, Jr;
Robert S. Gigliotti, Edward C. Dmytryk,
G. Richard Chamberlin
_________________
Board of Directors





                                   May 1, 2003


Via Facsimile 954-467-2264  (3 pages)
--------------------------

Jay Valinsky, Esquire
Kipnis Tescher
100 NE 3rd Avenue, Suite 610
Ft. Lauderdale, FL 33301

          Re: Proposed Reorganization Between Global/Matrix and Colmena

Dear Mr. Valinsky:

     I have not heard from you at all in more than two weeks, including any response to my telephone calls or emails. I can only assume that your client is no longer interested in pursuing this matter. If this is the case, please notify Colmena to that effect immediately.

     I am concerned that Colmena has issued press releases based on information and assurances provided by Global and Matrix personnel that this deal was proceeding, and we have relied on the accuracy of that information, as has the public. If the above-referenced Reorganization is not going forward, Colmena needs to issue a press release and file an 8-K as promptly as possible.

     As you know, there have been two major groups of issues from Colmena's perspective: (1) Colmena's request for basic due diligence materials, and (2) the audit of the Matrix financial statements.

     Concerning the due diligence materials - Colmena has been asking for basic due diligence documents and information since early February when the parties began discussing a potential transaction. A list of requested items was sent at that time and again on February 22, and Colmena was given verbal assurances that the information would be provided promptly. The due diligence requests (which included the Regulation SB Disclosure Questionnaire) were also hand-delivered on March 6 when Colmena director Richard Chamberlin and I traveled to New Mexico to meet with the Matrix principals, and were subsequently sent to them a fourth time by email on March 17, 2003. To date, we have received none of the requested documents and information. Only the "officers and directors questionnaires" were ever sent by email, and the signed copies have never been received. I think Colmena has been more than patient in awaiting these materials, and that patience has now run out.

     The inability to produce even such basic documents as Matrix's constituent instruments (articles of incorporation, by-laws, certificate of good standing, corporate minutes, etc.) raises significant questions about Matrix's interest in closing this transaction. This is especially puzzling since Matrix and Global were the parties that wanted to close on this deal "immediately" and caused the proposed closing date to be accelerated. As you may know, this deal was scheduled for closing on or about March 15, 2003. When that date passed, Colmena was assured that the definitive agreements would be signed by April 15 at the latest, and that date, too, has now come and gone. When absolutely nothing has been forthcoming from the other side, I think it would be futile of Colmena to extend the closing date yet again.

     Now all of this may be rendered moot by what appears to be an insurmountable obstacle relating to the audit. Again since February, the auditor has been asking for basic documents concerning Matrix's government contract, which appears to be the primary source of its revenues. The auditor needs to be satisfied that the contract exists, what its basic terms are, and that it is, in fact, the source of the revenues attributed to it.

     While we all understand that this may not be a "typical government contract" because it is classified, there are standard procedures for providing the auditor with the basic "audit trail" he needs. If a "sanitized" (i.e., unclassified) purchase order cannot be obtained, at the very least the auditor needs to see the wire transfers to verify the source of the funds. This has been explained to Matrix and to Global on several occasions, and I believe the auditor again spoke to John Muczko in early April on this. Despite verbal assurances that the information would be provided, it has not been. The consequence of this is that the audit currently has a "scope limitation," which cannot produce the type of unqualified audit opinion needed to complete the transaction contemplated by the parties' letter of intent dated February 21, 2003.

     So I think the time for talking is over. I do not believe Colmena should continue to waste time and money pursuing this matter. At all times, it has been within the ability of Global and Matrix to finalize this transaction by providing basic, necessary information, and for whatever reason they have chosen not to do so.

     As I have previously advised you, Colmena is negotiating with other parties. Should your client remain interested in the transaction we have discussed, Colmena will only proceed with further discussions when the due diligence and auditing requirements have been met, and only if no other deal has been completed in the interim.

     I regret that all of our efforts appear to have been for naught, but will await your prompt reply. If our discussions are at an end, please just say so and let's all move on to more productive efforts.


                                Very truly yours,

                                  Colmena Corp.

                             /s/ Kevin. W. Dornan /s/

                                 Kevin W. Dornan
                                     Counsel


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